Exhibit 99.1

NeuroMetrix, Inc. Reports Total Revenues of $10.3 Million for the Fourth Quarter 2005, 79% growth over Fourth Quarter 2004; Total Revenues for Twelve Months Ended December 2005 of $34.3 million, 91% growth over 2004

WALTHAM, Mass.–(BUSINESS WIRE)—February 2, 2006–NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the design, development and sale of proprietary products used to diagnose neuropathies, or diseases of the nerves, announced today the financial results for the three month and twelve month periods ended December 31, 2005.

Total revenues for the three months ended December 31, 2005, the Company’s fourth quarter, were $10.3 million, compared with $5.8 million for the fourth quarter of 2004, representing an increase of 79%.   Total revenues for the twelve months ended December 31, 2005 were $34.3 million, compared with $17.9 million for the same period in 2004, representing an increase of 91%.  During the three month periods ended December 31, 2005 and December 31, 2004, 87% and 88% of revenues, respectively, were derived from biosensor sales and 13% and 12% of revenues, respectively, were derived from diagnostic device sales.  During the twelve month periods ended December 31, 2005 and December 31, 2004, 88% of revenues were derived from biosensor sales in each period and 12% of revenues were derived from diagnostic device sales in each period.

The gross margin percentage for the fourth quarter of 2005 was 74.5% of revenues compared with 72.9% of revenues for the fourth quarter of 2004.  In the fourth quarter of 2005, the gross margin percentage for biosensors was 74.1% of revenues compared with 73.3% in the fourth quarter of 2004.  The gross margin percentage for diagnostic devices was 77.2% of revenues for the fourth quarter of 2005, compared with 70.2% of revenues in the fourth quarter of 2004.

The gross margin percentage for the twelve months ended December 31, 2005 was 74.2% of revenues compared with 72.9% of revenues for the twelve months ended December 31, 2004.  For the twelve months ended December 31, 2005, the gross margin percentage for biosensors was 74.1% of revenues compared with 73.7% for the same period in 2004.  The gross margin percentage for diagnostic devices was 74.9% of revenues for the twelve months ended December 31, 2005, compared with 67.2% for the same period in 2004.

Income from operations for the fourth quarter of 2005 was $581,000, compared to a loss from operations of $(975,000) in the same period of 2004.  Net income for the fourth quarter of 2005 was $805,000 compared with a net loss of $(835,000) in the fourth quarter of 2004.  Income from operations for the twelve months ended December 31, 2005 was $136,000 compared with a loss from operations of $(3,534,000) for the same period in 2004.  Net income for the twelve months ended December 31, 2005 was $938,000 compared with a net loss of $(4,284,000) for the twelve months ended December 31, 2004.

Basic net income per share was $0.07 and diluted net income per share was $0.06 for the three months ended December 31, 2005 compared with a basic and diluted net loss per share of $(0.07) for the three months ended December 31, 2004.  The basic net income per share was $0.08 and diluted net income per share was $0.07 for the twelve month period ended December 31, 2005 compared with a basic and diluted net loss per share of $(2.35) for the twelve months ended December 31, 2004.  The basic and diluted net loss per share for the twelve months ended December 31, 2004 included charges relating to the Company’s preferred stock, which was converted to common stock in connection with the initial public offering in July 2004.

Cash and cash equivalents, short-term investments and long-term investments totaled $32.3 million as of December 31, 2005, compared with $30.0 million as of December 31, 2004, representing a net increase of $2.3 million for 2005.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “During the fourth quarter of 2005, we posted strong top line growth of 79% on a year over year basis due to continuing physician demand for our NC-stat neuropathy diagnostic solution.  Our financial performance continued to be driven by growth in the primary care market, where we experienced an increase of 135% in biosensor usage on a year-over-year basis in the fourth quarter of 2005.  We also experienced good growth in the specialty care market, with an increase in biosensor usage of 36% year over year.  We expanded our overall active customer count to a total of 3,282 physician practices and clinics, as of the end of the fourth quarter of 2005, compared with 2,207 at the end of the fourth quarter of 2004.  A total of 206,300 biosensors were utilized by our customers during the fourth quarter of 2005, an increase of 89% over the 109,000 biosensors utilized in the fourth quarter of 2004.”

Dr. Gozani further commented:  “In support of our long term goal of top line growth, we are in the process of expanding our sales force to a total of 46 regional sales managers.  The hiring process was initiated in the fourth quarter of 2005 and is continuing into the first quarter of 2006.  Our operating expenses have increased and we expect them to continue to increase as a result of expansion in sales, marketing, and research and development.  We believe that the strengthening of our sales force will further advance our goal of creating a new standard of care throughout the marketplace.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 1:00 p.m. Eastern time on February 2, 2006 to discuss the Company’s financial results for the three month and twelve month periods ending December 31, 2005. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company.  The conference call may be accessed in the United States by dialing 1-866-383-8119 and using the confirmation code 14306585.  Internationally, the conference call may be accessed by dialing 617-597-5344, and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investors” tab and a replay of the webcast will be available on the Company’s website for twelve months.  A replay of the conference call will be available starting two hours after the call by dialing 1-888-286-8010, domestically and 1-617-801-6888, internationally. The confirmation code to access the replay is 22103171.  The replay will be available for three months following the conference call.

About NeuroMetrix

NeuroMetrix is a medical device company establishing a new standard of care through the design, development and sale of proprietary products used to diagnose neuropathies. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back and leg pain and carpal tunnel syndrome, as well as other clinical disorders.  These clinical indications affect millions of patients in the United States. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is presently used in nearly 3,300 physician’s offices, clinics and other health care facilities in the United States. The Company holds issued utility patents covering a number of important aspects of the NC-stat System.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: dependence on the NC- stat System and its components; the Company’s ability to increase its customer base and expand the market for its products; the ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for procedures performed using the NC-stat System; compliance with applicable quality control and manufacturing standards; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to other medical device products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; dependence upon computer and communication infrastructure utilized by the Company’s products; the Company’s capital and financing needs; and any failure of the Company to successfully integrate acquired businesses. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

NeuroMetrix, Inc

Condensed Statement of Operations

(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Revenues:
Diagnostic device	$1,315,020	$717,007	$4,221,311	$2,219,489
Biosensor	9,016,407	5,057,482	30,076,822	15,700,600
Total revenues	10,331,427	5,774,489	34,298,133	17,920,089

Cost of revenues	2,632,464	1,565,453	8,858,094	4,853,326
Gross margin	7,698,963	4,209,036	25,440,039	13,066,763

Operating expenses:
Research and development	957,445	833,571	3,820,624	3,268,363
Sales and marketing	3,921,916	2,853,658	14,150,157	8,488,047
General and administrative	2,238,385	1,497,254	7,332,783	4,844,378

Total operating expenses	7,117,746	5,184,483	25,303,564	16,600,788

Income (loss) from operations	581,217	(975,447)	136,475	(3,534,025)

Interest income	259,234	143,926	838,825	214,092

Interest expense	—	(3,652)	(2,042)	(964,046)

Income (loss) before taxes	840,451	(835,173)	973,258	(4,283,989)

Income tax provision	35,000	—	35,000	—

Net income (loss)	805,451	(835,173)	938,258	(4,283,989)

Accretion of redeemable convertible preferred stock	—	—	—	(1,386,301)

Deemed dividend on redeemable convertible preferred stock	—	—	—	(787,885)

Beneficial conversion feature associated with redeemable convertible preferred stock	—	—	—	(7,050,771)

Net income (loss) attributable to common stockholders	805,451	(835,173)	938,258	(13,508,946)

Net income (loss) per common share:
Basic	$0.07	$(0.07)	$0.08	$(2.35)
Diluted	$0.06	$(0.07)	$0.07	$(2.35)

Weighted average shares used to compute basic and diluted net income (loss) per common share:
Basic	12,289,075	12,025,223	12,152,139	5,747,579
Diluted	13,181,140	12,025,223	12,986,365	5,747,579

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current assets:

Cash and cash equivalents	$8,170,037	$1,936,241
Short-term investments	24,081,946	18,574,593
Accounts receivable, net	4,543,339	3,126,565
Inventory	2,683,409	1,284,261
Prepaid expenses and other current assets	614,169	672,970
Current portion of deferred costs	223,009	140,719

Total current assets	40,315,909	25,735,349

Restricted cash	1,458,598	1,897,200
Long-term investments	—	9,497,158
Fixed assets, net	875,551	679,359
Deferred costs	247,013	143,462

Total assets	$42,897,071	$37,952,528

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable	$1,698,583	$899,291
Accrued expenses	3,173,549	1,936,626
Current portion of deferred revenue	760,613	399,468

Total current liabilities	5,632,745	3,235,385

Deferred revenue	885,354	471,734
Other long-term liabilities	130,909	189,091

Total liabilities	6,649,008	3,896,210

Stockholders’ equity
Common stock	1,238	1,203
Additional paid-in capital	93,212,368	92,278,379
Deferred compensation	(425,623)	(745,086)
Accumulated deficit	(56,539,920)	(57,478,178)

Total stockholders’ equity	36,248,063	34,056,318

Total liabilities and stockholders’ equity	$42,897,071	$37,952,528